Exhibit 5

Vedder Price	VEDDER PRICE P.C. 222 NORTH LASALLE STEET CHICAGO, ILLINOIS 60601 312-609-7500 FAX: 312-609-5005 CHICAGO o NEW YORK CITY o WASHINGTON, D.C. o ROSELAND, NJ

May 20, 2009

First Midwest Bancorp, Inc.
One Pierce Place, Suite 1500
Itasca, Illinois 60143-9768

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We are acting as special counsel to First Midwest Bancorp, Inc. (the "Company") in connection with the filing by the Company with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the "Registration Statement") relating to the registration under the Securities Act of 1933, as amended (the "Securities Act"), of 1,000,000 shares (the "Shares") of the Company's common stock, par value $0.01 per share (the "Common Stock") (including the associated preferred share purchase rights (the "Rights")), issuable under the First Midwest Bancorp, Inc. Omnibus Stock and Incentive Plan (the "Plan").

In connection with our opinion, we have examined originals, or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the Restated Certificate of Incorporation of the Company, the Amended and Restated Bylaws of the Company, the Amended and Restated Rights Agreement dated November 15, 1995 between the Company and First Midwest Trust Company as the same has been amended, the Plan and such other corporate records, documents and other papers as we deemed necessary to examine for purposes of this opinion. We have assumed the authenticity, accuracy and completeness of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic, and the genuineness of all signatures.

Based on the foregoing and the number of shares of Common Stock issued and outstanding as of the date hereof, it is our opinion that the issuance of the Shares (including the Rights) has been duly authorized by the Company and that, when issued by the Company in accordance with the Plan, the Shares will be validly issued, fully paid and nonassessable, and the associated Rights will be validly issued.

The opinion expressed herein is based on the facts in existence and the laws in effect on the date hereof and is limited to General Corporation Law of the State of Delaware as currently in effect. The opinions expressed herein are matters of professional judgment and are not a guarantee of result.

We hereby consent to the use of this opinion in connection with the Registration Statement and to references to our firm therein. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Vedder Price P.C.

VEDDER PRICE P.C.